Exhibit 3.4

Filed in the Office of	Business Number C18919-1997
Barbara K. Cegavske	Filing Number 20222569364
Secretary of State	Filed On 8/25/2022 8:00:00 AM
State Of Nevada	Number of Pages 16

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ **Certificate of Designation**

☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**

☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**

☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Endexx Corporation Entity or Nevada Business Identification Number (NVID): C18919-1997
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series H Convertible Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* see attached document
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 08/22/2022

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 1/1/2019

Endexx Series H Certificate of Designation.4
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ENDEXX CORPORATION

CERTIFICATE OF DESIGNATION
OF RIGHTS, PRIVILEGES, PREFERENCES, AND LIMITATIONS
OF
SERIES H CONVERTIBLE PREFERRED STOCK

The undersigned, Todd Davis, does hereby certify that:

1. He is the President and acting Secretary of Endexx Corporation, a Nevada corporation (the “Company”).

2. The Company is authorized to issue ten million (10,000,000) shares of preferred stock, par value $0.0001 per share, seven hundred nineteen thousand five hundred seventy-one (719,571) of which have been designated “Series Z Convertible Preferred Stock,” all of which are currently issued and outstanding, and that no other shares of preferred stock are issued and outstanding.

3. The following resolutions were adopted by the board of directors (the “Board of Directors”) of the Company:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Articles of Incorporation of the Company as amended and restated (the “Articles of Incorporation”), there hereby is created out of the shares of the Company’s preferred stock, par value $0.0001 per share, of the Company authorized in the Articles of Incorporation, a series of Preferred Stock of the Company, to be named “Series H Convertible Preferred Stock,” consisting of four million nine hundred thousand (4,900,000) shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations, and restrictions:

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(c).

“Bankruptcy Event” means any of the following events: (a) the Company or any Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Companies or any Subsidiary thereof, (b) there is commenced against the Companies or any Subsidiary thereof any such case or proceeding that is not dismissed within sixty (60) calendar days after commencement, (c) the Company or any Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment, (e) the Company or any Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment, or restructuring of its debts or (g) the Company or any Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of, or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

Endexx Series H Certificate of Designation.4
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“Business Day” means any day except any Saturday, any Sunday, any day that is a federal legal holiday in the United States, or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Certificate” means this Certificate of Designation of the Rights, Privileges, Preferences, and Limitations of Series H Convertible Preferred Stock.

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(l) promulgated under the Exchange Act), other than a legal entity majority owned by, or a group wholly consisting of, officers and directors of the Company and their Affiliates, of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of two-thirds of the voting securities of the Company (other than by means of conversion of Series H Preferred Stock and the issuance of the Conversion Shares), (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than two-thirds of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than one-half of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a one-year period of more than one-half of the members of the Board of Directors that is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d), above.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Company’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries that would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument, that is at any time convertible into, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Rate” shall have the meaning set forth in Section 6(a).

Endexx Series H Certificate of Designation.4
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“Conversion Rights” shall mean the rights of conversion as set forth in Section 6.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series H Preferred Stock in accordance with the terms hereof.

“DTC” means the Depository Trust Company.

“DWAC” means Deposit and Withdrawal at Custodian, as defined by the DTC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” shall have the meaning set forth in Section 7(c).

“Holder” shall have the meaning given such term in Section 2.

“Liquidation” shall have the meaning set forth in Section 5.

“Nevada courts” shall have the meaning set forth in Section 10(d).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of the Series H Preferred Stock regardless of the number of transfers of any particular shares of Series H Preferred Stock and regardless of the number of certificates that may be issued to evidence such Series H Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof), or other entity of any kind.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities” means the Series H Preferred Stock and the Conversion Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series H Preferred Stock” shall have the meaning set forth in Section 2.

“Share Delivery Date” shall have the meaning set forth in Section 6(b).

“Stated Value” shall have the meaning set forth in Section 2.

“Successor Entity” shall have the meaning set forth in Section 7(c).

“Subsidiaries” shall mean any company owned or controlled by the Company.

“Transfer Agent” means a transfer agent for the Common Stock and the Securities, and any successor transfer agent of the Company. If the Company does not have a transfer agent for its Common Stock on the date in question, then Transfer Agent shall mean the Company.

Endexx Series H Certificate of Designation.4
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Section 2. Designation; Amount; Par Value; Stated Value; Restrictive Legend. The series of preferred stock shall be designated as the Company’s Series H Convertible Preferred Stock (the “Series H Preferred Stock”) and the number of shares so designated shall be up to four million nine hundred thousand (4,900,000) shares (which shall not be subject to increase without the written consent of the holders of a majority of the then-issued and outstanding Series H Preferred Stock (each, a “Holder”; and, collectively, the “Holders”)). Each share of Series H Preferred Stock shall have a par value of $0.0001 per share and a stated value of forty-one cents ($0.41) (the “Stated Value”). Each share of Series H Preferred Stock shall initially be convertible into ten (10) shares of Common Stock. The certificate representing shares of Series H Preferred Stock shall bear a restrictive legend in the following form:

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.”

Section 3. Dividends. The Company shall not declare, pay, or set aside any dividends on shares of Common Stock of the Company unless (in addition to the obtaining of any consents required elsewhere in the Articles of Incorporation), from and including the Original Issue Date, the Holders of the Series H Preferred Stock then outstanding shall receive a dividend in an aggregate amount equivalent to the aggregate amount of dividends that the Company is then declaring, paying, or setting aside for the Common Stock. Such dividends shall be payable to the Holders of the Series H Preferred Stock in the same specie as dividends are payable on the shares of Common Stock and shall be made in accordance with applicable corporate law.

Section 4. Voting Rights. Except as expressly provided herein, or as provided by applicable law, the Holders of the Series H Preferred Stock shall have the same voting rights as the holders of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company, and the holders of Common Stock and Series H Preferred Stock shall vote together as a single class on all matters. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held, and the Holders of Series H Preferred Stock shall be entitled, on a variable basis, to an aggregate vote equivalent to one share in excess of the maximum potential vote of the aggregate of the other classes or series of the then-issued and outstanding equity voting shares at any occasion when the vote of the holders of voting equity of the Company is held (whether at an annual meeting or special meeting of such holders or by the written consent of such holders). Further, so long as any shares of Series H Preferred Stock remain outstanding, the directors of the Company shall be elected as follows: (a) the holders of a majority of the shares of Series H Preferred Stock represented at a duly called special or annual meeting of such stockholders or by an action by written consent for that purpose shall be entitled to elect two (2) directors (the “Series H Directors”) and the holders of the Series H Preferred Stock may waive their rights in full or in part to elect any or all of such two (2) directors at any time and, under such circumstances, may assign such waived rights to the Board of Directors to elect such directors or may fully waive their rights in respect of any such meeting; and (b) the holders of a majority of the shares of Common Stock and the Series H Preferred Stock, in the exercise of their variable basis voting rights, represented at a duly called special or annual meeting of such stockholders or by an action by written consent for that purpose shall be entitled to elect three (3) directors.

Endexx Series H Certificate of Designation.4
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Section 5. Liquidation Preference. Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the Stated Value for each share of Series H Preferred Stock out of the proceeds of the Liquidation, plus any accrued and unpaid dividends thereon and any other fees then due and owing thereon under this Certificate. This entitlement to liquidation proceeds shall be junior to any other series of Preferred Stock, that, in accordance with its respective liquidation rights, is superior to the liquidation rights of the Series H Preferred Stock. Except as provided hereinabove, the Holders of the Series H Preferred Stock shall not participate in the Company’s remaining proceeds from a Liquidation. A Fundamental Transaction or Change of Control Transaction shall not be deemed a Liquidation. The Company shall mail written notice of any Liquidation, not less than forty-five (45) days prior to the payment date stated therein, to each Holder.

Section 6. Conversion. The Holders of the Series H Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

a) Conversions at Option of Holder. At the option of the Holder, each share of Series H Preferred Stock held by a Holder shall be initially convertible into ten (10) shares of the Common Stock (such number of shares of Common Stock into which each share of Series H Preferred Stock is convertible, the initial “Conversion Rate”). Any converting Holder shall effect a conversion by providing the Company with a completed and executed form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series H Preferred Stock to be converted, the number of shares of Series H Preferred Stock owned prior to the conversion at issue, the number of shares of Series H Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers in a manner permitted by Section 10(a), below, such Notice of Conversion to the Company (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Company is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series H Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series H Preferred Stock to the Company unless all of the shares of Series H Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series H Preferred Stock promptly following the Conversion Date at issue. Shares of Series H Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued.

b) Mechanics of Conversion.

i. Delivery of Certificate Upon Conversion. Not later than two (2) Business Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates representing the Conversion Shares or a book entry notation from the Transfer Agent. The Conversion Shares or book entry notation shall bear a restrictive legend in the following form, as appropriate:

Endexx Series H Certificate of Designation.4
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“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATE-MENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.”

ii. Valid Issuance. All shares of Common Stock that shall be issued upon conversion of shares of Series H Preferred Stock into shares of Common Stock will, upon issuance by the Company in accordance with this Certificate, be duly and validly issued, fully paid, and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, and nonassessable.

iii. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series H Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall round the fraction to the next whole number of shares of Common Stock.

iv. Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of this Series H Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Series H Preferred Stock and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion.

Endexx Series H Certificate of Designation.4
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Section 7. Certain Adjustments.

a) Subsequent Rights Offerings. In addition to any adjustments set forth in this Section 7, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities, or other property pro rata to the record holders of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that each Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series H Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance, or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue, or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

b) Adjustments for Reclassification, Exchange, and Substitution. If the Common Stock issuable upon conversion of the Series H Preferred Stock at any time or from time to time after the Original Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution, or otherwise, then, and in each event, the Conversion Rate shall be equitably adjusted so that the Holder of each share of Series H Preferred Stock shall have the right thereafter to convert such share of Series H Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution, or other change, by holders of shares of Common Stock into which such shares of Series H Preferred Stock might have been converted on the date of such reclassification, exchange, substitution, or other change, all subject to further adjustment as provided herein.

Endexx Series H Certificate of Designation.4
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c) Fundamental Transaction. If, at any time while this Series H Preferred Stock is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, including a Change of Control Transaction, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash, or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series H Preferred Stock, the Holder shall have the right to receive, for each Conversion Share at the Conversion Rate, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Series H Preferred Stock is convertible immediately prior to such Fundamental Transaction. For purposes of any such conversion, the determination of the Conversion Rate shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Rate among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash, or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series H Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new Certificate with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Certificate in accordance with the provisions of this Section 7(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Series H Preferred Stock, deliver to the Holder in exchange for this Series H Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Series H Preferred Stock that is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Series H Preferred Stock (without regard to any limitations on the conversion of this Series H Preferred Stock) prior to such Fundamental Transaction, and with a Conversion Rate that applies the Conversion Rate hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock being for the purpose of protecting the economic value of this Series H Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and that is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate with the same effect as if such Successor Entity had been named as the Company herein.

Endexx Series H Certificate of Designation.4
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d) Stock Dividends and Stock Splits. If the Company, at any time while shares of Series H Preferred Stock are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of, or payment of dividends on, the Series H Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Stated Value shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, or re-classification.

e) Dilution. The Company specifically acknowledges that its obligation to issue the Conversion Shares is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other stockholders of the Company. The Conversion Rate will be subject to a full ratchet adjustment in the event that the Company issues additional equity securities at a purchase price or deemed purchase price less than the applicable Conversion Rate per share of Series H Preferred Stock (the “Share Price”). In the event of an issuance of equity involving tranches or other multiple closings, the antidilution adjustment shall be calculated as if all equity had been issued at the first closing. The Share Price will also be subject to proportional adjustment for stock splits, stock dividends, combinations, recapitalizations, and the like.

f) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

g) Notice to the Holders. If (i) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (ii) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (iii) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (iv) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (v) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series H Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Company, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights, or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert the Conversion Rate of this Series H Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Endexx Series H Certificate of Designation.4
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Section 8. Negative Covenants. In addition, as long as any shares of Series H Preferred Stock are outstanding, unless the Holders of at least 50% in Stated Value of the then-outstanding shares of Series H Preferred Stock shall have otherwise given prior written consent, the Company shall not, directly or indirectly, amend its charter documents, including, without limitation, its Articles of Incorporation and Bylaws, in any manner that materially and adversely affects any rights of any Holder.

Section 9. Holder’s Exercise Limitations. The Company shall not effect any conversion of shares of Series H Preferred Stock, and a Holder shall not have the right to convert any of such shares, pursuant to Section 6 or otherwise, to the extent that after giving effect to such issuance after conversion as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of shares of Series H Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock that would be issuable upon (i) conversion of the remaining, unconverted portion of the shares of Series H Preferred Stock beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 9, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that neither the Company nor any of its Affiliates is representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 9 applies, the determination of whether any shares of Series H Preferred Stock are exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of how many of such shares are convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether any shares of Series H Preferred Stock are convertible (in relation to other securities owned by the Holder together with any Affiliates), in each case subject to the Beneficial Ownership Limitation, and neither the Company nor any of its Affiliates shall have any obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 9, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company, or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the converted shares of Series H Preferred Stock set forth in the Notice of Conversion, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of shares of Series H Preferred Stock. The Holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 9, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of shares of Series H Preferred Stock set forth in the Notice of Conversion and the provisions of this Section 9 shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 9 to correct this paragraph (or any portion hereof) that may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of shares of Series H Preferred Stock.

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Section 10. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, electronic mail, or by a nationally recognized overnight courier service addressed to the Company at the physical, facsimile, or electronic mail number or address as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section 10. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, electronic mail, or by a nationally recognized overnight courier service addressed to each Holder at the physical, facsimile, or electronic mail number or address of such Holder appearing on the books of the Company, or if no such number or address appears on the books of the Company, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York time) on any date, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Business Day or later than 5:30 p.m. (New York time) on any Business Day, (iii) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay accrued dividends, as applicable, on the shares of Series H Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c) Lost or Mutilated Series H Preferred Stock Certificate. If a Holder’s Series H Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen, or destroyed certificate, a new certificate for the shares of Series H Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Company.

Endexx Series H Certificate of Designation.4
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d) Governing Law. All questions concerning the construction, validity, enforcement, and interpretation of this Certificate shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated hereby (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees, or agents) shall be commenced in the state and federal courts sitting in the City of Las Vegas, County of Clark (the “Nevada courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Nevada courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Nevada courts, or such Nevada courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action, or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation, and prosecution of such action or proceeding.

e) Waiver. Any waiver by the Company or a Holder of a breach of any provision of this Certificate shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate or a waiver by any other Holders. The failure of the Company or a Holder to insist upon strict adherence to any term of this Certificate on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate on any other occasion. Any waiver by the Company or a Holder must be in writing.

f) Severability. If any provision of this Certificate is invalid, illegal, or unenforceable, the balance of this Certificate shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

Endexx Series H Certificate of Designation.4
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g) Remedies, Characterizations, Other Obligations, Breaches, and Injunctive Relief. The remedies provided in this Series H Preferred Stock shall be cumulative and in addition to all other remedies available under this Certificate at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Series H Preferred Stock. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion, and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Certificate.

h) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment obligation shall be made on the next succeeding Business Day.

i) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate and shall not be deemed to limit or affect any of the provisions hereof.

[Remainder of the page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true as of the ____ day of August, 2022.

ENDEXX CORPORATION

By:
Todd Davis, President and Acting Secretary

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ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES H PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series H Convertible Preferred Stock indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”), of Endexx Corporation, a Nevada corporation (the “Company”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Company. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series H Preferred Stock owned prior to Conversion: _________________________________

Number of shares of Series H Preferred Stock to be Converted: _________________________________________

Stated Value of shares of Series H Preferred Stock to be Converted: _____________________________________

Number of shares of Common Stock to be Issued: __________________________________________________

Applicable Conversion Price: _________________________________________________________________

Number of shares of Series H Preferred Stock subsequent to Conversion: ________________________________

Address for Delivery: ________________________________________________________________________

 _________________________________________________________________________________________

or

DWAC Instructions:

Broker no:

Account no:

[HOLDER]

By:
Name:
Title:

Endexx Series H Certificate of Designation.4
Annex A